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                                          Exhibit (10) X.


October 2, 2003


Robert H. Brust
(address intentionally omitted)


Re:  Retention Amendments

Dear Bob:

The purpose of this letter agreement (hereinafter the "Letter Agreement") is to amend in several respects your prior letter agreements with Eastman Kodak Company
("Kodak") regarding the terms and conditions of your employment by Kodak. In particular, the letter agreements that will be amended by way of this Letter
Agreement are those dated December 20, 1999 (the "Offer
Letter"), February 8, 2001 (the "February 8, 2001 Letter
Agreement") and November 12, 2001 (the "November 12, 2001
Letter Agreement").  The Offer Letter, the February 8,
2001 Letter Agreement and November 12, 2001 Letter
Agreement will hereinafter be collectively referred to as the "Agreement." Once signed by both parties, this Letter Agreement will constitute an agreement between Kodak and you. For purposes of this Letter Agreement, the term "Company" will refer to Kodak and all of its subsidiaries and affiliates.

1.   Retirement Income Benefit

Section 4 of the November 12, 2001 Letter Agreement entitled "Enhanced Retirement Income Benefit" is amended in its entirety to read as follows:

     4.   Retirement Income Benefit

     A. In General. Should you remain employed with Kodak until at least January 3, 2006, Section 11 of your Offer Letter will, subject to your satisfaction of the terms and conditions of this letter agreement, be deleted in its entirety and replaced by the terms of this Section 4. Similarly, should Kodak after January 3, 2005, but prior to January 3, 2007, involuntarily terminate your employment for other than "Cause" or "Disability," as those terms are defined in the Offer Letter, Section 11 of your Offer Letter will, notwithstanding Section 3 above to the contrary, be deleted in its entirety and replaced by the terms of this Section 4; provided, however, you satisfy all of the terms and conditions of this letter agreement.

     B.   Benefit.  In addition to the retirement
          benefits you are eligible for under the cash balance benefit of KRIP, you will be eligible for an enhanced pension benefit. Assuming you satisfy the terms and conditions of this letter agreement and subject to the offset provisions contained in Section 4(D) below, Kodak will provide you a retirement income benefit (1) as if you were eligible to participate in Kodak's retirement plans by virtue of being employed by Kodak after December 31, 1995, but prior to March 1, 1999, and (2) based on that number of years of service specified in Section 4(C) below. The names of the specific retirement plans that you will be treated as participating in by virtue of being treated as employed after December 31, 1995, but prior to March 1, 1999, are the Kodak Retirement Income Plan ("KRIP"), the Kodak Unfunded Retirement Plan ("KURIP") and the Kodak Excess Retirement Income Plan
          ("KERIP"). These three plans insofar as they apply to employees employed by Kodak after March 31, 1995, but prior to March 1, 1999, will be collectively referred to as the "Retirement Plan."

          As described more fully in Section 4(C) below, in order to receive the retirement income benefit, you must remain employed by Kodak until at least January 3, 2006. Thus, except as provided in Section 4(D) below, if your employment terminates for any reason, whether voluntarily or involuntarily, prior to your January 3, 2006, you will not be entitled to receive the retirement income benefit described in this Section 4.

     C. Service. Should you remain continuously employed at Kodak until at least January 3, 2006, you will be eligible for a retirement income benefit under the Retirement Plan based on 14 years of deemed service in addition to your actual years of service at Kodak.
          Thereafter, should you remain employed for at least one additional year until at least
          January 3, 2007, Kodak will calculate your retirement income benefit under the Retirement
          Plan based on 4 additional years of deemed service in addition to the 14 years of deemed service and your actual years of service at Kodak.

          By way of clarification, you will not be credited with any years of service under the Retirement Plan unless and until you complete 6 years of actual service under the Retirement
          Plan. Upon completion of these 6 years of service, you will have 20 years of service in total, 14 years of deemed service and 6 years of actual service. Upon completion of 7 years of actual service under the Retirement Plan, you will have 25 years of service in total, 18 years of deemed service and 7 years of actual service. Should you remain employed with Kodak after completing 7 years of actual service, you will thereafter continue to earn credit under the Retirement Plan based on your actual service with Kodak, but you will not be eligible for any additional years of deemed service beyond the 18 years credited to you upon completion of the 7 years of actual service.

          Any service credited to you under the
          Retirement Plan (whether actual or deemed) will only apply for purposes of establishing under the Retirement Plan: (i) the total amount of your "Vesting Service"; (ii) the total amount of your "Accrued Service" used to calculate your retirement income benefit; and (iii) your "Total Service" for purposes of determining the applicability of any early retirement reduction factor. The crediting of service applies solely for these purposes and is not intended to enhance any other Kodak benefit or compensation.

     D.   Termination For Other Than Cause or Disability.
          Notwithstanding Sections 4(C) above to the contrary, if after January 3, 2005, but prior to January 3, 2007, Kodak terminates your employment for other than "Cause" or "Disability," as those terms are defined in the Offer Letter, you will remain eligible for the retirement income benefit described in this
          Section 4.  In such event, your retirement
          income benefit will be calculated based on your actual years of service at Kodak prior to your termination of employment plus 14 years of deemed service.

     E. Offset. The amount of the retirement income benefit, if any, provided to you under this
          Section 4 will be offset by the retirement benefits payable to you under the cash balance benefit of KRIP and any supplemental and successor plan(s) thereto, including but not limited to KERIP and KURIP.

          For purposes of determining the amount of any offset under this Section 4(E), the amount of the retirement benefits payable to you under Cash Balance Plus and any supplemental and successor plan(s) thereto will be calculated pursuant to the same actuarial assumptions that are used to calculate the retirement income benefit that you will be treated as receiving under the Retirement Plan, assuming the same frequency of payment, form of benefit and commencement date of payment as such retirement income benefit, but based on your actual years of service and actual age and reduced for any actuarial reductions for any early commencement of benefits.

     F. Payment. The amount of the retirement benefit, if any, payable to you under this Section 4 will: (i) be paid in such form(s) as Kodak, in its discretion, determines; (ii) be paid out of Kodak's general assets, not under KRIP; (iii) not be funded in any manner; (iv) be included in your gross income as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws; and (v) not be grossed up or be given any other special tax treatment by Kodak.

     G. Employee Benefit Plan. To the extent the terms of this retirement income benefit constitute an "employee benefit plan" under Section 3(3) of the Employee Retirement Income Security Act of
          1974 ("ERISA"), the Vice President, Eastman
          Kodak Company and Director, Human Resources will be the plan administrator of the plan.
          The plan administrator will have total and exclusive responsibility to control, operate, manage and administer the plan in accordance with its terms and all the authority that may be necessary or helpful to enable him/her to discharge his/her responsibilities with respect to the plan. Without limiting the generality of the preceding sentence, the plan administrator will have the exclusive right to:
          interpret the plan, decide all questions concerning eligibility for and the amount of benefits payable under the plan, construe any ambiguous provision of the plan, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the plan. The plan administrator shall have full discretionary authority in all matters related to the discharge of his/her responsibilities and the exercise of his/her authority under the plan, including, without limitation, his/her construction of the terms of the plan and his/her determination of eligibility for benefits under the plan. It is the intent of the plan, as well as both parties hereto, that the decisions of the plan administrator and his/her action with respect to the plan will be final and binding upon all persons having or claiming to have any right or interest in or under the plan and that no such decision or actions will be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

2.   Outside Activities

The second paragraph of Section 22 of the Offer Letter entitled "Miscellaneous" is deleted in its entirety to read as follows:

     You will devote all of your business time and attention, and your best efforts, abilities, experience, and talent, to the positions of Chief
     Financial Officer and Executive Vice President and for the businesses of the Company without commitment to other business endeavors. Notwithstanding the foregoing, you may engage in the following activities provided such activities do not materially interfere with your Kodak duties and responsibilities and are consistent with the Company's conflict of interest policies and corporate governance guidelines as in effect from time to time: (i) charitable, community and civic activities; and (ii) serve on the board of directors of the following number of public owned companies:
     prior to October 1, 2004, one company, and on or after October 1, 2004 two companies.

3.   Remaining Terms of Agreement

All of the remaining terms of the Agreement, to the extent they are consistent with the terms of this letter agreement, will remain in full force and effect, without amendment or modification.

4.   Miscellaneous

     A. Confidentiality. You agree to keep the content and existence of this letter agreement confidential except that you may review it with your financial advisor, attorney or spouse/partner and with me or my designee.
          Upon such a disclosure, however, you agree to advise the recipient of the confidential nature of this letter agreement and the facts giving rise to it as well as the recipient's obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.

     B. Unenforceability. If any portion of this letter agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this letter agreement be given the maximum possible effect allowed by law.

     C. Headings. The heading of the several sections of this letter agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this letter agreement.

     D. Applicable Law. This letter agreement, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New
          York and wholly to be performed in New York without giving effect to principles of conflicts of laws.

     E. Amendment. This letter agreement may not be changed, modified, or amended, except in a writing signed by both you and Kodak that expressly acknowledges that it is changing, modifying or amending this letter agreement.

     F. At Will. Please also keep in mind that, regardless of any provision contained in this letter to the contrary, your employment at Kodak is "at will". That is, you will be free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

                         *    *    *

Your signature below means that:

     1. You have had ample opportunity to discuss the terms and conditions of this letter agreement with advisors of your choice from among those types listed in Section 5(A) above, and as a result fully understand its terms and conditions; and

     2. You accept the terms and conditions set forth in this letter agreement; and

     3. You agree that this letter agreement supersedes and replaces any and all agreements or understandings whether written or oral that you may have with Kodak concerning the subject matter hereof; except, however, this letter does not in any way supersede or replace your Eastman Kodak Company Employee's Agreement.

If you find the foregoing acceptable, please sign your name on the signature line provided below and return the original signed copy of this letter directly to my attention prior to October 9, 2003. Thank you and best wishes towards your continuing successes at Kodak.

                              Very truly yours,


                              Michael P. Morley

MPM:llh
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I agree to the terms and conditions of this letter
agreement.



Signed:      /s/  Robert H. Brust
          Robert H. Brust


Dated: